Exhibit 8.2

Dr. Carsten A. Heinz Steuerberater Noerr LLP Charlottenstraße 57 10117 Berlin Germany www.noerr.com	travel B.V. Bennigsen-Platz 1 40474 Düsseldorf Germany
Assistant Elisabeth Pape T +49 30 20942074 (ext.) T +49 30 20942000 F +49 30 20942094 Carsten.Heinz@noerr.com Our Ref: D-0563-2016 HEI	Berlin, 5 December 2016 Opinion Letter Statements as to German tax laws in Form F-1 of the registration statement of Travel B.V. (to be changed into the legal form of a Dutch N.V.) Dear Sir / Madam,
Alicante Berlin Brussels Bratislava Bucharest Budapest Dresden Düsseldorf Frankfurt/M. London Moscow Munich New York Prague Warsaw

I.      Introduction

we act as German tax adviser (Steuerberater) to Travel B.V. (in the following “Offeror”) with respect to the registration statement on Form F-1 (in the following the “Registration Statement”) which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) in relation to the registration of Class A Shares of the Offeror, par value € 0.06, which will be represented by American Depositary Shares (“ADSs”) evidenced by American depositary receipts.

Defined terms used in this opinion letter and not defined herein are defined in the Registration Statement.

II.     German Tax Law

This opinion is limited to the tax laws of the Federal Republic of Germany in effect on the date of this opinion. It is to be construed in accordance with the tax laws of the Federal Republic of Germany (including all terms used in it). We ex-press no opinion herein other than as to the tax laws of the Federal Republic of Germany.

Noerr LLP is a limited liability partnership registered under number OC349228, established under the laws of England and Wales, with its registered office at Tower 42, 25 Old Broad Street, London EC2N 1HQ. Noerr LLP is entered in the partnership register of the Amtsgericht Munich under PR 945. For further information, please refer to www.noerr.com.

Further details overleaf

III.	Assumptions

For the purpose of this opinion we have made the following assumptions:

(a)    The section “German taxation” and the section “Certain of our ADS holders may be unable to claim tax credits to reduce German withholding tax applicable to the payment of dividends” in the section “Risk Factors” of the Registration Statement will be filed with the Commission and published in the form and with the statements approved by us and referred to in this opinion letter.

(b)    The effective place of management of the Offeror is and will remain in Germany and the Offeror is and will be able, if required, to sufficiently demonstrate to the German tax authorities that its effective place of management is and has been continuously in Germany.

(c) The Offeror qualifies as taxable person for value added tax purposes within the meaning of section 2 para. 1 of the German Value Added Tax Act (Umsatzsteuergesetz).

(d)    The Class A Shares will be in collective safekeeping with Clearstream Banking AG, Clearstream Banking AG will act as Wertpapiersammelbank for these shares and take ultimate responsibility and liability for the withholding of the German withholding tax.

(e)    The ADSs evidenced by American depositary receipts qualify for German tax purposes as “American Depository Receipts” within the meaning of the interpretation circular “Besteuerung von American Depository Receipts auf inländische Aktien” issued by the German Federal Ministry of Finance (Bundesministerium der Finanzen) dated May 24, 2013 (reference number IV C 1-S2204/12/10003). The beneficial ownership from a German tax perspective will be with respect to the ADS with the ADS holder.

(f)     All obligations assumed by the Offeror and trivago GmbH towards its current and/or future shareholders in connection with the issuance and registration of Class A Shares have been assumed exclusively for the business reason to finance the development of the business with the proceeds derived from the issuance and registration of the Class A Shares.

(g)    To the extent relevant for this opinion letter, all factual statements and assumptions made in the Registration Statement are correct, complete and not misleading in all respects. All agreements expected to be entered into in the Registration Statement and this opinion letter will be entered into as expected and will provide for the terms and conditions expected to be agreed to in the Registration Statement and this opinion letter.

(h) Any person carefully reads the whole Registration Statement including all documents, information and other annexes attached to it.

Where these assumptions refer to facts that have been realized or are assumed to have been realized as of the date of this opinion letter we have not carried out any inquiry to confirm whether the respective assumption is correct and we do not accept any obligation or liability to carry out any such inquiry.

IV.	Opinion

1.	Based on the documents and information referred to and the assumptions made in this opinion letter the statements set forth in the section “German Taxation” and the section “Certain of our ADS holders may be unable to claim tax credits to reduce German withholding tax applicable to the payment of dividends” in the section “Risk Factors” of the Registration Statement, insofar as such statements discuss the material German tax consequences for a holder of acquiring, owning and disposing of the ADSs, represent our opinion with respect to the matters referred to therein.

V.	Reliance

This opinion letter has been prepared exclusively for the management board of the Offeror and is solely for their benefit in connection with the transaction described herein. It may not be supplied, and its contents or existence may not be disclosed, to any person and may not be relied upon for any other purpose. However, this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of German tax law subsequent to today’s date. We also do not purport to opine on the consequences of amendments to the Registration Statement subsequent to the date of this opinion.

Each person relying on this opinion letter agrees, in so relying, that only Noerr LLP shall have any liability in connection with this opinion letter, that the agreement in this paragraph and all liability and all other matters arising from or relating to this opinion letter shall be governed exclusively by German law and that the district court (Landgericht) Berlin shall have the exclusive jurisdiction to settle any dispute arising from or relating to this opinion letter.

VI.	Consent

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. We also consent to the references to our firm under the headings “Material tax considerations” and “Legal Matters” in the Registration Statement. In giving these consents, we do not admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,
/s/ Noerr LLP

Dr. Carsten A. Heinz
Partner
Steuerberater